Exhibit 99.2

NXT-ID (NXTD) IR Update Webcast May 20, 2021

Corporate Speakers:

•	Vincent S. Miceli; NXT-ID, Inc.; Chairman, CEO, President & CFO
•	Kevin O’Connor; NXT-ID, Inc.; President of LogicMark

Participants:

PRESENTATION

Operator^ Ladies and gentlemen, thank you for standing by, and welcome to the NXT-ID IR Update Call. (Operator Instructions). Please be advised that today's conference may be recorded. (Operator Instructions).

I would now like to hand the conference over to your host, Vincent Miceli. Please go ahead.

Vincent S. Miceli^ Thank you. Thank you, Sarah. Good afternoon, and thank you, everyone, for joining our call today to discuss NXT-ID's unaudited financial and operating results for the three months ended March 31, 2021, and a general update on the business.

As we've done in the past, Vin will discuss the financial summary, and I will then hand the call over to Kevin O'Connor, who will provide an update on the LogicMark business.

During this afternoon's call, Kevin and I will be making forward-looking statements, which consist of statements that cannot be confirmed by reference to existing information, including statements regarding our beliefs, goals, expectations, forecasts, projections and future performance and the assumptions underlying such statements. Please note that there are a number of factors that will cause actual results to differ materially from our forward-looking statements including factors identified and discussed in our SEC filings. Please recognize that except as required by applicable law, we undertake no duty to update any forward-looking statements, and you should not place any undue reliance on such statements.

So before I head into the financial summary, I would just like to preface that discussion with a quick reminder that when you look at the comparability to the first quarter of 2020, the first quarter of 2020 was, for all intents and purposes, a pre-COVID-19 quarter for us -- or at least 85% of the quarter was pre-COVID and so the results are obviously much more favorable.

And so from a comparability standpoint, it's questionable as to whether or not, we're really comparing apples to apples or apples to oranges, if you will. And you should also be reminded that Q1 2020, from a profitability standpoint, was the first time in the Company's history that it had positive net income.

So without further ado, I'll head into the numbers. Revenues for the three months ended March 31, 2020, came in at approximately $2.4 million compared to $3.7 million for the same 2020 period. Gross profit for the three months ended March 31, 2020, came in at $1.6 million compared to approximately $2.8 million for the same period.

Operating expenses, namely SG&A for the three months ended March 31, 2021, were approximately $2.3 million compared to $1.8 million for the comparable 2020 period. That increase of roughly $0.5 million, I should point out, is all noncash related. It actually had to do with stock comp expense.

So from a cash standpoint, if you will, the numbers were virtually spot on to the same 2020 period from last year. The operating loss for the three months ended March 31, 2021, came in at about $783,000. And for the three months ended March 31, 2020, operating income was approximately $1 million. Interest expense for the three months ended March 31, 2021, came in just under $900,000 versus $600,000 or thereabouts from the first quarter of 2020. The increase was all noncash-related as well.

As you know, from our correspondence and SEC filings, we prepaid a big chunk in the first quarter of 2021, we paid down -- prepaid, I should say, $5 million, and the accounting rules require that we accelerate the amortization of the deferred debt related costs on the Company's balance sheet. So again, all noncash related, which obviously is a good thing.

Non-GAAP operating income for the three months ended March 31, 2021, adjusted for things like depreciation and amortization of intangibles and any other related noncash items was approximately breakeven in the first quarter of 2021 compared to approximately $1.3 million for the same 2020 period. Non-GAAP net loss for the three months ended March 31, 2021, adjusted for the same type of noncash items was approximately $312,000 compared to net income of approximately $860,000.

Net cash used in operating activities for the three months ended March 31 was approximately $1 million. And that $1 million was to pay down a big chunk of our accounts payable that was carried over from the year-end 2020. I recall of that number was about $0.5 million. And we also, in an effort to bolster our inventory levels, as we start to come out of the COVID-19 environment, we increased our inventory deposits by a couple of $100,000 as well to increase our inventory levels in anticipation of that.

As I mentioned already, in Q1, we prepaid roughly $5 million. In addition, we made $0.5 million worth of scheduled amortization payments, which obviously was one of our key objectives that we laid out about 1.5 years ago. And the cash balance at March 31 was approximately $8.5 million. And as you also know, in May of this year, we prepaid another $3 million with some of that cash that we had on the books at March 31.

So we've made substantial strides in reducing our leverage and getting the debt reduced significantly. And so with that, I'll turn it over now to Kevin O'Connor, who will provide an update for you on the LogicMark business. Kevin?

Kevin O’Connor^ Thanks, Vin. So I'll go through kind of a business review of LogicMark. I won't go into the numbers because Vin had just gone through the numbers at the NXT level when really a lot of what role out was the LogicMark business.

So just as kind of a recap on the business overall and you've been talked about COVID-19, I'll address it a little bit. We're not hiding behind COVID-19, but we want to make sure that people understand it, it had a very real impact on the business, going back over the past 14 months. The VA, as many of you know, represents a significant portion of the LogicMark business, and VA is the largest healthcare system in the country.

So as the country was dealing with COVID, the VA was probably more heavily impacted than most healthcare systems, it really limited the number of patient visits, and our products are typically prescribed or the orders are written for them as veterans visit clinics and medical centers. And so as that model changed through COVID, it had a significant impact.

It has been talked about in the business model, we adjusted our cost structure. We managed the costs and really managed the workforce to try and make sure that we're still supporting the customers, but keeping an eye on the overhead.

So going into 2021, then talked about the increased inventory. We did bring in additional product because we wanted to make sure as we were coming out of that ramping backup that we had the product to meet the demand, we were careful throughout 2020 and going into 2021 that we weren't sitting on excess inventory. So I feel pretty strongly that the team in Louisville has done a really nice job of managing that portion of it.

Through the first four months, this is obviously Q1 review, but we do have April results, but through the first four months, we've seen the business ramp up nicely. January and February really started out, slow March, we saw a nice uptick, and that continued into April, we've also seen that continuing into May.

So we think that as you look at the country opening up and the impact of vaccinations that the VA specifically is really benefiting from that. They've opened up clinics, and they are seeing a lot of patients. So we've geared up to make sure that we're meeting that demand as well, and we feel optimistic that we'll continue to grow. And so we're making sure that we scale the business accordingly from our operations and inventory standpoint.

A couple of items that I want to address because we've talked about it in the past, and I know there have been some questions on it before, but just provide an update on the GSA contract schedule. We did submit the GSA schedule contract in fourth quarter 2020. About the time that we got our 4G LTE products.

So we submitted that at the time that product came in. We got a contracting officer assigned to our case at the beginning of Q1. And our hope was, and I think we had probably given some guidance that we were hoping to have the GSA approved by the end of March, it got delayed.

And a lot of what drove that was internally at GSA. They updated all current GSA holders, had to update their pricing in terms of conditions. So as a new schedule, it was being reviewed, we got put on a back burner.

So it's been somewhat frustrating, but the process has continued to move along. And we do have a contracting officer assigned to it. We're in communication with the contracting officer and it's being evaluated, we're providing answers as quickly as questions come in. And I'm confident that it will move through the process and that we will get a positive outcome. It's a really clean offer.

We've got a long history with the VA specifically and with government agencies. So I really don't have any concerns that there are going to be any issues that come up.

As we've talked about, we have continued to sell to the VA while we're going through this process. So that hasn't held up any of their sales. And once we get confirmation that it's been approved, at that point, we will launch a campaign to be proactive into other government channels because with the GSA schedule, we can market through any government agency, both federal, state, county and also through tribal nations.

So we've been putting together a campaign and marketing plan to take advantage of that. And again, I remain optimistic that we will be able to get that approval and continue to build on that.

The other issue that we've spent time talking about is product development. I'll start with an update on our 4G LTE product. We did release that product as I mentioned in the fourth quarter. And in Q1, we really -- as we've started to ramp up, had had great success with it. It's operating extremely well. We are really happy with the performance of it. And at this point, it replaced our 3G units.

So everything that we've got going out the door as a cellular solution is 4G right now. And again, we feel pretty optimistic that it will continue to ramp up. The VA has been very accepting of it and their veterans love it. So again, we think that throughout the year, we're going to continue to see growth there.

The other product that we've been working on and we've spent some time talking about is our WiFi product. So we had talked before about the development, the testing, the field testing and our timelines for production and release, and we are still in development of it. We ran into some issues when we did the field testers. So the process after we did the pilot production run was as we put units in the field, we were evaluating performance and functionality, there were some issues that came up.

So the engineering team, both internally and the third-party engineering group that we brought into to help push the product over the finish line, are working on those and addressing them. We found that there's a readjustment of board design that needs to be done. There are some components that are being changed. So that is in progress. It's continuing to move forward.

In addition to that, we also, after the pilot production run, found some issues with the case design. So as we're redesigning the board, we're also making modifications to the case that will improve the manufacturability of the product. It will make it much quicker to manufacture and ultimately, less costly. So we remain, again, positive about the product and its development.

We have done some field testing, as I've mentioned, and the feedback that we're getting for the product has been excellent. People that are testing it, people that we have talked to about the product, we believe that it's going to be really well received in the market, both at the consumer level and also in the institutional level where we believe that there's an opportunity for it.

So we'll continue to do the development once we get the new board out, it's got to go through certification. We will get additional units into the field test that and make sure that the development in that product is solid.

As we launch a new product and because of our life safety product, it's critical that we know that when that thing goes out into the field that it's providing the functionality that it's designed for. And that it's going to provide the life safety that people are looking for when they require it.

Through the whole development, we have been working on a back-end. So it will be accessible through an app, and that's how the communication will take place. The app and the back-end portal development has gone extremely well. And so that's ready to go as soon as we have the hardware issues resolved, and in addition to using the WiFi product, the app and the back-end portal, will be a platform that we'll be able to use for launch and future hardware developments off of it.

Again, we think that the product category that we're going to be in and where it will fit within the marketplace, it will be extremely positive and that it will be a successful launch.

So we're frustrated at the delays that have taken place, but we are back on track. We'll continue to do development, get the field testing done and keep everybody updated as the unit is ready for launch.

So Vin, at this point, that's all I've got, I'll turn it back over to you.

Vincent S. Miceli^ Okay. Great, Kevin, thank you. Sarah, I guess, at this point, we can open it up for some questions, if anybody has a question they would like to ask.

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions). And there are no questions at this time.

Vincent S. Miceli^ Okay. Thank you, Sarah.

So in summary, I would just like to have some of the investors who were investors for the last couple of years reflect back and also the newer investors reflect back on where we were roughly 1.5 years ago when Kevin and I stepped in here to take over the management of the business. If you'll recall, after we did our assessment, we identified three key objectives. And sometimes, I chuckle a little bit.

I usually start with the SG&A, but being an accountant by trade, I usually go to the numbers first, but this time, I'll start with the new products and flip it around a little bit. Essentially, we went back in September of 2019, we essentially had no products. We had two products in the pipeline. We had the 4G guardian alert that Kevin referenced earlier, and we also had the WiFi product in its early stages of development.

And so at this point, today, obviously, as you know, based on what Kevin suggested and talked about, we're selling the product. The product is an excellent, excellent product. It's just a tremendous product for the VA in its clinics. And we think it's the best value proposition for the U.S. government.

So great strides there. We're hoping -- we struggled a little bit with the WiFi. We're hopefully going to be back on target with production for late this year, very excited about that and so great strides there.

The debt when we took over back in September, the debt was at $13.8 million. We're now sitting at $2.2 million in debt. That's an interest savings over that timeframe of $1.5 million at the current interest rates, just a phenomenal progress in that area.

And then lastly, when we stepped in the SG&A expenses on an annual basis, approximated somewhere in the range of $11.5 million to $12 million, we're currently at $6.5 million in an annual run rate. So just phenomenal progress in rightsizing the business for revenue growth going forward.

And so I just wanted to give you a quick synopsis. I believe it's a lot of progress in that last 1.5 years. So just wanted to share that with you.

And then lastly, I was advised this morning by one of our Board members that I'm being replaced as the Company's CEO. I don't know who my replacement will be. Any further inquiry should be made directly to the Board.

So at this time, I'd like to thank all of the investors for their support and loyalty. We're very confident that the Company will be -- it's in my estimation, and I'm sure Kevin would echo this, the Company has teed up perfectly for revenue growth, and we look forward to taking it to the next level.

So with that, I would tell you to have a great afternoon, and thank you for joining the call. Have a good day.

Operator^ Ladies and gentlemen, this concludes today's conference call. We thank you for your participation. You may now disconnect.

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